UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10285 Science Center Drive

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2025, Arcturus Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) and Andy Sassine, Chief Financial Officer of the Company and a member of the Company’s Board of Directors (the “Board”), mutually agreed to end their employment relationship in an amicable manner effective December 31, 2025 (the “Separation Date”). Mr. Sassine also stepped down as a member of the Board on December 11, 2025. Mr. Sassine indicated to the Company that his separation was not a result of any disagreement with the Company, the Board or the Company’s management on any matter relating to the Company’s operations, policies, or practices. In connection with his resignation, the Board decreased the size of the Board from nine members to eight members, effective immediately.

On December 11, 2025, the Company entered into a Separation Agreement and General Release (“Separation Agreement”) with Mr. Sassine (the “Separation Agreement”). Pursuant to the Separation Agreement, provided that Mr. Sassine complies with the terms of the Separation Agreement, including but not limited to the delivery of certain customary certifications and releases, Mr. Sassine shall be entitled to (i) a lump sum severance payment equal to 12 months of Mr. Sassine’s base salary, (ii) bonus eligibility if and when paid to the Corporation’s Chief Executive Officer in the manner described in the Agreement, (iii) reimbursement for certain attorney’s fees, (iv) payment of up to 18 months of COBRA healthcare premium for Mr. Sassine and his dependents, and (v) and amendments to his existing stock options whereby (A) all unvested options to purchase shares of the Company’s common stock held by Mr. Sassine shall accelerate and become immediately exercisable and (B) all stock options held by Mr. Sassine may be exercised for a 24-month period beginning December 31, 2025. Mr. Sassine may revoke his acceptance of the terms of the Separation Agreement for a period of seven days following his execution of the Separation Agreement. None of the severance benefits or stock option modifications will be paid or implemented until the seven-day revocation period has expired.

The above description of the Separation Agreement is a summary only and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On December 12, 2025, Joe Roberts, age 43, the Company’s Controller, was appointed interim principal financial officer and interim principal accounting officer of the Company. Mr. Roberts joined the Company in July 2018 and has held roles of increasing seniority until his appointment as Controller in March 2024. Mr. Roberts was previously a financial analyst with Qualcomm, and an auditor with each of Ernst & Young and Grant Thornton. He received his professional certificate in accounting from the University of California San Diego and his bachelor of arts from the University of California Santa Barbara.

At this time, there are no changes to Mr. Robert’s compensation pursuant to the offer letter entered into by and between the Company and Mr. Roberts on July 3, 2018 other than subsequent salary increases (the “Employment Agreement”). As modified since 2018, the Employment Agreement provides for a base salary of $219,580, bonus eligibility equal to up to 20% of base salary, and eligibility to participate in the Company's 401K, equity incentive, health care, and other plans. The Employment Agreement subjects Mr. Roberts to standard restrictive covenants for agreements of its type, including non-competition and non-solicitation.

There are no arrangements or understandings between Mr. Roberts and any other persons pursuant to which Mr. Roberts was selected as principal financial officer and principal accounting officer. There are no family relationships between Mr. Roberts and the members of the Board, nor between Mr. Roberts and any executive officer of the Company. There is no related transaction that would be required to be disclosed with respect to Mr. Roberts pursuant to Item 404(a) of Regulation S-K.

The above description of the Employment Agreement is a summary only and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1**	Separation Agreement and General Release between Arcturus Therapeutics Holdings Inc. and Andy Sassine dated 11, 2025.
10.2	Employment Agreement between Arcturus Therapeutics Holdings Inc. and Joe Roberts dated July 3, 2018.
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

** Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: December 15, 2025
	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer